Exhibit 23.3

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Simmons First National Corporation (the Company) of our report dated February 28, 2017, on our audits of the consolidated financial statements of the Company as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the incorporation by reference of our report dated February 28, 2017, on our audit of the internal control over financial reporting of the Company as of December 31, 2016, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to our firm under the caption “Experts” in the joint proxy statement/prospectus included in the Registration Statement.

/s/ BKD, llp
BKD, llp

Little Rock, Arkansas

August 29, 2017